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                                                                    Exhibit 99.2

BLP Group/Cardinal Health PTS
Questions & Answers

|_|      Who is BLP Group or Boron LePore?

o BLP is a leading full-service provider of strategic medical education solutions for the health care industry including pharmaceutical manufacturers, biotech companies and specialty pharmaceutical companies. BLP capabilities reside along the entire product life-cycle continuum from developing medical education strategies and programs prior to launch to delivering full-scale educational tactics at launch and beyond. The BLP platform offers integrated solutions comprising strategic planning, education development, content delivery and a variety of information services.

o For 2001, BLP grew revenues in excess of 25 percent to a record $210 million. With a broad base of 60 customers served by 650 employees, BLP implemented programs providing medical education and promotion for over 150 products reaching 250,000 physicians last year alone.

o Today, BLP's revenues are well balanced with 65% derived from traditional "Big Pharma" and the balance from smaller pharma and biotech. In addition, BLP's importance to its customer is increasingly focused on pre-launch activities. Today, 26% of its revenues are related to drugs in Phase I-III, while three years ago, this figure was 0%. (This helps mitigate against the risk of drug approval delays or outright denials at FDA BLP can make money prior to NDA filing and eventual approval)

o Also, BLP can provide greater insight into certain therapeutic categories helping Cardinal to understand a particular product's probability of success based upon its clinical profile, anticipated competitors, ability to address unmet market needs, and/or its ability to reduce direct and indirect treatment costs. This information is useful for forecasting product volumes on products we manufacture, package, distribute or sell.

|_| What is the strategic rationale for the acquisition? What does Cardinal Health Pharmaceutical Technologies & Services (PTS) gain?

o BLP's customers within Pharma are the marketing groups. They have extensive access to these decision makers who control one of the two or three key budgets of the customer. PTS traditional access is more related to R&D and Manufacturing at the customer. Therefore, PTS gains broader access. Marketing makes or influences decisions related to product life cycle extension, which can relate to decisions regarding product line extensions that can use our delivery systems and capabilities. In addition, Marketing plays a significant role in claims development for NCEs. Having earlier access to this information can benefit PTS selling efforts for pharmaceutical development. BLP is also growing its services more upstream (26% of revenues are pre-launch) providing synergies with PTS efforts.

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o        A core competence of BLP is content development, which entails significant product and market knowledge. BLP employs over 20 PharmDs for the purpose of content development, plus executives with significant industry experience in pharmaceutical marketing. This information will benefit PTS upstream in our efforts to provide more specific and informed product development solutions to customers. In addition, this increased market and product knowledge will greatly benefit PTS in its evaluation of a product's regulatory and commercial viability.

o The acquisition of BLP should enhance cross-selling of other PTS services. BLP broadens our footprint at the customer particularly with marketing groups. This now means that PTS covers all audiences within the customer for our cross-selling message: Marketing, R&D and Manufacturing.

o BLP will benefit other Cardinal businesses that are focused on commercialization or post-launch services to the customer. For example, Cord Logistics and NSS provide distribution options for companies either without the infrastructure or who require special handling capabilities for particular drugs. These services are greatly utilized by smaller Pharma and biotech, which also represent 30% of BLP's customers today. These services of Cardinal and BLP are at a similar decision time and point within the customer. Net, there is a greater opportunity to cross-sell services. PTS also has a Contract Sales service focused on specialty pharma and biotech, providing yet another complimentary service. In summary, Cardinal can provide the full spectrum of product services at launch and beyond, particularly for biotech and smaller pharma, covering medical education, specialty distribution needs and physician detailing.

o BLP's relationships with key thought and opinion leaders in a particular field of specialization, as well as its understanding of the needs and desires of the practicing physician in that field, may very well be a key differentiation with small pharmaceutical and biotechnology companies when it comes to selecting a CSO or specialty distributor.

|_|      What does Boron LePore gain?

o BLP gains significantly greater access to upstream developments at customers because of PTS' upstream connectivity. This increased visibility for BLP provides the opportunity to sell more of its services pre-launch. By working with customers earlier in the product life cycle, they are more likely to remain with the drug as it moves into its launch and post-launch medical education needs.

o BLP benefits from being part of the bigger Cardinal Health footprint in the customer that can cross-sell BLP's services.

o BLP can join forces with the PTS contract sales offering and Cardinal's specialty distribution services to offer more comprehensive solutions, particularly to smaller pharma and to the biotech companies.

o Cardinal provides BLP with the resources necessary to support future growth.

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|_|      What are the growth prospects and growth drivers for BLP? There have been recent developments regarding promotion practices to the physician. How does this impact BLP?

o Big Pharma companies are looking increasingly at medical education to help differentiate their product in a highly competitive market. More rapid approval times combined with shorter marketing exclusivity are driving the need for pharma to work with accredited medical education companies to help shape the market early on. This is one reason why pre-launch activities are on the increase to position the product in the physician's mind prior to launch. BLP's link to Cardinal PTS will enhance this upstream opportunity and create opportunities for new product or service offerings.

o Big pharma companies are also doing more work with experts upstream to refine their product claims and clinical endpoint development before entering the expense and risk of clinical trials. This activity is on the increase as they look to improve the odds of developing successful drugs through improved regulatory submissions. This will further fuel the use of BLP's expertise on a pre-launch basis.

o The growth of biotech and small pharma will require even greater use of medical education. Biotech drugs involve completely new approaches that will require more education on use. Also smaller biotech and pharma typically do not have the internal resources to develop and execute medical education and are increasingly outsourcing this function.

|_| Do we expect any customer reaction or issue with the acquisition and integration of the operations? (answer from BLP and PTS standpoints)

         We anticipate a positive reaction to this announcement as both our existing customers and new customers will be the direct beneficiaries of a partnership between BLP and Cardinal. The transaction affords BLP a strong, experienced partner with the CAH's broad line of leading healthcare products and services. Our customer will benefit from the combined experience, expertise and services of both companies by offering a total outsource pharmaceutical development, manufacturing, sales and marketing alternative.

|_| Are there any more acquisitions planned in the near term that will add to the scope of the BLP acquisition? Are we looking to acquire a full service agency?

         Both companies intend to continue with their current acquisition strategies. With access to greater resources, BLP is in a position to accelerate its plan.

|_| How will BLP be integrated into PTS pharmaceutical development services?

         Within Cardinal Health's PTS segment, BLP will operate as Business Unit in its sales and marketing division.

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QUESTIONS From BLP Colleagues

|_| Why now? Did BLP go looking for a buyer? Did other companies approach us?

         As a public company, we regularly examine all reasonable strategic alternatives for continued, sustainable growth. During the past year, we and our Board of Directors have considered the long-term strategic plan for the Company and considered various strategic alternatives with assistance of various advisors. We received preliminary indications of interest from various potential partners. Based on an objective evaluation of all possible alternatives, we believe that joining forces with CAH is clearly the best choice. This transaction meets our strategic objectives of optimizing BLP's valuation, creating additional opportunities for the future growth of the Company, developing opportunities for BLP employees and permitting the company to enhance the services offered to our customers. We determined that this course was the best for our shareholders as well as our customers and employees.

|_|      What is Cardinal Health's business strategy? How do we fit in?

         Cardinal Health's overall business strategy is to be a broad-based provider of proprietary products and services to the manufacturers and providers in healthcare. Cardinal's focus has and will continue to be healthcare from a service perspective, meaning we will not compete with your customers but will enable their ability to provide quality healthcare. Our focus is on proprietary services, achieved through know-how, innovation, scale and superior people. Our various businesses are leaders in their respective areas.

         Within Cardinal Health Pharmaceutical Technologies & Services group
         (PTS), the value proposition is to provide integrated enabling technologies and services that bring quality products to market faster and deliver greater value. The vision is to be the premier provider of services to the pharmaceutical and biotech customer. BLP has a common vision. Together, we bring complimentary capabilities and know-how that accelerate our ability to deliver on that vision.

|_|      How large is Cardinal Health?

         Cardinal Health is a Fortune 50 company with over $40 Billion in revenue and 49,000 employees worldwide. The company has been among the very top performers in the S&P 500 with compounded annual EPS growth of over 20% over the past 14 years.

|_| Do you anticipate any reductions in the current workforce as a result of the merger?

         Your job security should not be a concern. If you are performing your job well, we will need your talents and skills more than ever. Due to market expansion, our growth should accelerate and we believe that we will be recruiting more staff.

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|_|      Will Cardinal Health be bringing their people in supervisory/management positions?

         Our plans are to keep the current management intact. As the integration of the businesses evolves we will look for advancement and training opportunities within both organizations

         |_| Are there any significant transition issues that I should be concerned about? How will it occur? What is the timeline for the transition/integration?

         Our goal is to have a seamless transition. We have the opportunity to blend the best of both organizations to include professional titling, compensation and employee development. In nearly all cases you will continue in your current position and will be reporting to the same immediate supervisor and chain of management.

         The Integration Team (individuals from both BLP and CAH) will begin as soon as practical. If at least 80% of the outstanding shares of BLP are purchased in the tender offer, we expect to close within 30 to 60 days from the commencement of the tender offer, subject to the satisfaction of customary conditions. Full integration of benefits plan IT, payroll, etc.

         What happens to my options?

         Vested options may be exercised for shares and sold to Cardinal prior to the merger in the tender offer. Each BLP stock option outstanding immediately prior to the merger will be converted into a vested Cardinal stock option at the completion of the merger. As a general matter: (1) the number of shares of Cardinal stock subject to the new Cardinal stock option will be equal to the number of shares of BLP stock subject to the original BLP stock option multiplied by the option conversion ration (and rounded to the nearest share) and (2) the exercise price of the new Cardinal stock option will be equal to the exercise price of the original BLP Stock option divided by the option conversion ratio (and rounded to the nearest cent). Other terms and conditions will remain the same as the terms and conditions of the original BLP stock option. For this purpose, "option conversion ration" means the ratio of the per share merger consideration over the average closing price of Cardinal common stock on the five trading days immediately prior to the closing of the merger.

         What happens to my BLP stock that is in my 401k plan?

         You will be treated like any other BLP shareholder with respect to any shares of BLP stock held in your account in the 401(k) plan. You will receive the tender offer materials, and may elect to tender your shares for cash through those procedures. If you do not tender your shares, but the merger of BLP is approved, you will then later receive cash for your shares at the time of the merger. The cash paid for the shares held in your account in the 401(k) plan will be credited back to your account in the 401(k) plan. The cash will then be invested in the other investment options available under the plan, based on your investment designations.


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|_|      What happens to my benefits?

         Overall the packages are very similar. The packages will be combined in a way that takes advantage of the buying power and administrative efficiencies of a larger work force. Cardinal offers its employees a comprehensive benefits package to include:

         - Retirement savings with discretionary supplemental Profit Sharing
         - Medical, Dental, Vision, Prescription Drug, STD, LTD, AD&D
         - Educational Assistance
         - Adoption Reimbursement
         - Personal and Family Life Insurance
         - Employee Stock Purchase Program

|_| When will I learn more details about the Cardinal Health benefits, BLP 401k and stock options etc?

         There are a number issues we are working through to insure a seamless transition. We anticipate that within the next few weeks we will be traveling to select sites and conducting conference calls for remote employees to cover more details and answer your individual questions. Representatives of Cardinal Health will be available

         Will there be opportunities for BLP employees within the Cardinal organization?

         We are moving rapidly on how we best capitalize on growth synergies. Obviously this will take some time to appropriately scope and plan. Our expectation is this will produce additional career opportunities.

         Will BLP keep its name and identity?

         BLP represents an excellent opportunity to add to our sales and marketing services capabilities and integrate this capability under one umbrella with common systems, processes, project management and customer interface. Accordingly, we will maintain use of the BLP name such that BLP will become an operating entity within our Sales and Marketing Services along side Sterile Technologies, Oral Product Technologies, and Packaging Services. All use the Cardinal Health branding umbrella.

         What Changes can we expect with our association with Cardinal Health?

         Our ability to deliver quality programs and services to our clients will not change. As a part of a much larger organization, BLP will reap the benefits of greater resources in an effort to support or business. There will be areas where it makes sense to drive the economies of scale, e.g., mail systems, benefit offerings, commonality in titling and salary structures to name a few. This process may take until the end of the calendar year or longer as we begin to integrate into the Cardinal system.


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